EXHIBIT 3.1(b)

Certificate of Amendment to Certificate of Incorporation of Provident Financial Holdings, Inc.
as filed with the Delaware Secretary of State on November 24, 2009

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Provident Financial Holdings, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article VII” so that, as amended, said first sentence of Article VII shall be and read as follows:

ARTICLE VII.  Capital Stock. The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 42,000,000, of which 40,000,000 are to be shares of common stock, $.01 par value per share, and of which 2,000,000 are to be shares of serial preferred stock, $.01 par value per share.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24th day of November 2009.

By: /s/ Donavon P. Ternes
Authorized Officer

Chief Operating Officer, Chief
Title: Financial Officer and Secretary

Name: Donavon P. Ternes
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